NEWS RELEASE
For Immediate Release
Date: April 29, 2010
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports First Quarter 2010 Financial Results
and First Quarter Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines today released unaudited financial highlights and dividend information for the first quarter ended March 31, 2010. The Bank expects to file its First Quarter 2010 Quarterly Report with the Securities and Exchange Commission on or about May 12, 2010.

Operating Results

For the three months ended March 31, 2010, the Bank reported net income of $30.3 million compared to a net loss of $5.9 million for the same period in 2009. The increase in net income is primarily attributable to increased net interest income, which was $52.4 million for the first quarter 2010 as compared to $9.3 million for the same period in 2009. The $43.1 million increase in net interest income is primarily attributable to an improvement in the Bank’s funding costs. The first quarter of 2009 was impacted by the negative cost of carry of the Bank’s additional liquidity portfolio that was initiated during the fourth quarter 2008.

Other income totaled $2.5 million for the first quarter 2010 compared to a loss of $3.5 million for the first quarter 2009. Other income increased primarily due to decreased losses on the extinguishment of debt and net gains on bonds held at fair value, partially offset by net losses on derivative and hedging activities.

Balance Sheet Highlights

The Bank’s total assets decreased to $64.6 billion at March 31, 2010 from $64.7 billion at December 31, 2009. At March 31, 2010, advances totaled $33.0 billion, an 8 percent decrease from $35.7 billion at December 31, 2009. The decrease in advances is primarily due to the high level of liquidity available in the market and low loan demand experienced by our members.

At March 31, 2010, investments totaled $23.2 billion, up 12 percent from $20.8 billion at December 31, 2009. The increase is primarily due to an increase in Agency Mortgage Backed Securities (MBS) and short-term investments, partially offset by decreased long-term investments resulting from the sale of certain Temporary Liquidity Guarantee Program securities and taxable municipal bonds. At March 31, 2010, the Bank’s private-label MBS represented only $35 million or 0.2 percent of its total investment portfolio. For the three months ended March 31, 2010, these private-label MBS were performing and the Bank recorded no other-than-temporary impairment losses.

At March 31, 2010, consolidated obligation discount notes decreased $4.7 billion while consolidated obligation bonds increased $3.1 billion when compared to December 31, 2009. This was due to the Bank replacing maturing discount notes with bonds during the three months ended March 31, 2010 in order to better match fund its longer-term assets with longer-term debt and to diversify and extend the maturity of its liabilities. Total capital was $2.9 billion at March 31, 2010 and December 31, 2009. Retained earnings grew to a record $499.8 million at March 31, 2010 from $484.1 million at December 31, 2009.

Dividend

On April 28, 2010, the Board of Directors approved a first quarter 2010 dividend at an annualized rate of 2.00 percent of average capital stock for the quarter. The dividend is expected to be paid on May 6, 2010. The dividend for the first quarter 2010 will total $11.9 million, which represents 39 percent of net income. Average three-month LIBOR for the first quarter 2010 was 0.26 percent and the average Federal funds rate for the first quarter 2010 was 0.14 percent.

Additional financial information will be provided in the Bank’s 10-Q Quarterly Report available at www.fhlbdm.com or www.sec.gov on or about May 12, 2010.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

Statements of Condition (dollars in	March 31,	December 31,	March 31,
millions)	2010	2009	2009
Investments	$23,236	$20,790	$27,199
Advances	33,027	35,720	37,783
Mortgage loans held for portfolio, net	7,557	7,717	10,588
Total assets	64,623	64,657	75,931
Consolidated obligations	58,329	59,912	70,728
Total capital stock – Class B putable	2,331	2,461	2,871
Retained earnings	500	484	368
Accumulated other comprehensive income (loss)	23	(34)	(78)
Total capital	2,854	2,911	3,161

	For the Three Months Ended
Operating Results and Performance Ratios	March 31,	December 31,	March 31,
(dollars in millions)	2010	2009	2009
Net interest income after provision for credit losses	$52.3	$65.7	$9.3
Other income (loss)	2.5	6.6	(3.5)
Other expense	13.5	17.3	11.7
AHP	3.4	4.5	—
REFCORP	7.6	10.1	—
Total assessments	11.0	14.6	—
Net income (loss)	30.3	40.4	(5.9)
Net interest margin	0.32%	0.39%	0.06%
Return on average equity	4.25%	4.84%	(0.77)%
Return on average capital stock	5.11%	5.61%	(0.84)%
Return on average assets	0.19%	0.24%	(0.03)%
Regulatory capital ratio	4.39%	4.57%	4.28%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation"
included in the Bank’s 10-Q Quarterly Report filed on or about May 12, 2010 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

FHLB Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. FHLB Des Moines serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.